July 24, 1998

VIA FACSIMILE:    James Moody
                  RE: Employment Offer

Dear James;

Lifestream Technologies, Inc. is submitting this formal offer of employment for your consideration and acceptance as Chief Technology Officer. This position is to be based in Post Falls, Idaho.

                          LIFESTREAM TECHNOLOGIES, INC.
                          -----------------------------
                               OFFER OF EMPLOYMENT

         Salary

Your starting salary will be $85,000 per year.
Your long term salary will be $100,000 per year, upon the completion of the Interactive Software Project, including integration of PDR software and two additional sources of content by December 31, 1998.

         Insurance

While you are an employee, the Company will pay to you, each month, an amount equal to your present medical and dental insurance premium as computed through Cobra, as long as you are not covered by a spouse's or any other insurance program, until such time the Company makes an insurance program generally available.

         Matching Stock Purchase Program

As a requirement (optional) for employment you will purchase at least One Unit (10,000 shares) of the Company's restricted (legend stock) common stock at $1.25 per share under the Company's stock purchase agreement. You may purchase additional shares if you wish; however this is a one-time offer. In addition the Company will issue one share of the Company's restricted common stock at a cost of $.001 per share for every share purchased for $1.25 per share. The Company retains the right to purchase back all shares (under the schedule below) including all matching shares at a price equal to the original purchase price if you resign or your employment terminates for any reason. In the event of the sale of the Company, any purchase back of shares will be at fair market value.

           Employment Period                   Company "Buy Back Option"

             0-12 months                              100%
            12-24 months                               80%
            24-36 months                               60%
            36-48 months                               40%


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            48-60 months                               20%
            over 60 months                              0%


         Stock Options

The Company will issue an option for 20,000 shares of the Company's restricted common stock at $1.25 per share from the Company's Stock Option Plan. Options will vest as set forth below. Details and other provisions are set forth in the Company's stock option plan and the related stock option agreement. These options will be fully vested in the event of the sale of the Company.

           Employment Period                      Option Vesting

             0-12 months                                0%
            12-24 months                               25%
            24-36 months                               50%
            36-48 months                               75%
            48-60 months                              100%

         Incentive Stock Option Plan

You will be eligible to participate further in the Stock Option Plan based on the Company's and your personal performance. Your performance reviews will be conducted on an annual basis and upon a recommendation from the CEO and approval by the Board, additional option grants may be made. All options will be fully vested in the event of the sale of the Company.

         Confidentiality

All employees will be required to execute the Company's standard confidentiality and non-disclosure agreements as well as other Company employment forms and agreements.

         Acceptance

This offer is open until July 28, 1998, and is predicated on the acceptance by all members of the proposed management team and the Board of Directors. The Company will notify you as to the acceptance of all parties (we estimate Company's decision of acceptance within approximately 48 hours after receipt of this executed acceptance letter).




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         Starting Date

The starting date of employment will be determined by the mutual agreement of both parties.

Thank you for your immediate consideration of this offer.

Sincerely,



------------------------------
Christopher Maus, President
Lifestream Technologies, Inc.




         ACCEPTED BY


------------------------------      --------------------
James Moody                         Date


Half Time July 20, 1998             Full Time October 1, 1998
          --------------------      --------------------------
Estimated Starting Date


1,000 Shares
------------------------------
Number Shares to Purchase